Exhibit 99.1

NEWS RELEASE

For more information contact:

Jan Johannessen

Chief Financial Officer

Lattice Semiconductor Corporation

(503) 268-8000

LATTICE SEMICONDUCTOR REPORTS

FOURTH QUARTER AND YEAR END FINANCIAL RESULTS

Records non-cash charge of $223.6 million to write-off goodwill

HILLSBORO, OR – January 24, 2008 - Lattice Semiconductor Corporation (NASDAQ: LSCC) today announced financial results for the fourth quarter and year ended December 29, 2007.

For the fourth quarter, revenue was $53.1 million, a decrease of nine percent from the $58.3 million reported in the prior quarter, and a decrease of 14% from the $61.8 million reported in the same quarter a year ago.

FPGA revenue for the fourth quarter was $13.0 million, a decrease of four percent from the $13.6 million reported in the prior quarter, and an increase of 10% from the $11.8 million reported in the same quarter a year ago. PLD revenue for the quarter was $40.1 million, a 10% decrease from the $44.7 million reported in the prior quarter, and a decrease of 20% from the $50.0 million reported in the same quarter a year ago.

For the year 2007, revenue was $228.7 million, a decrease of seven percent from the $245.5 million reported in 2006. Revenue from FPGA products was $52.0 million and increased six percent over 2006. Revenue from PLD products was $176.7 million, a 10% decrease from 2006.

New product revenue for the fourth quarter was $9.3 million, up 12% from the $8.3 million reported in the prior quarter, and an increase of 127% from the $4.1 million reported in the same quarter a year ago. For the year, New product revenue was $28.9 million, up 99% compared to 2006.

Net loss for the fourth quarter was $229.5 million ($1.99 per share), as compared to a net loss of $4.4 million ($0.04 per share) reported in the prior quarter, and net income of $0.9 million ($0.01 per share) in the same quarter a year ago. At December 29, 2007, the estimated fair value of the company was below book value. Therefore, the company performed an impairment analysis and remeasurement of goodwill in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.” As a result, the company concluded all of the goodwill on the balance sheet was impaired and recorded a non-cash charge of $223.6 million to the consolidated statement of operations. Also included in the net loss for the fourth quarter of 2007 and 2006 are non-cash intangible asset amortization charges, stock-based compensation expense and restructuring charges, which total $4.2 million and $3.8 million, respectively, and $5.5 million for the third quarter of 2007. Excluding these charges, net loss for the fourth quarter was $1.7 million as compared to net income of $1.1 million for the prior quarter, and net income of $4.8 million for the fourth quarter of 2006. The Company believes exclusion of these charges more closely approximates its ongoing operational performance.

Net loss for 2007 was $239.8 million ($2.09 per share) as compared to net income of $3.1 million ($0.03 per share) reported in 2006. These results include a goodwill impairment charge of $223.6 million in 2007, and non-cash intangible asset amortization charges, stock-based compensation expense and restructuring charges which total $17.7 million and $14.7 million for the years ended 2007 and 2006, respectively. Excluding these charges, net income for 2007 was $1.4 million ($0.01 per share) as compared to net income of $17.8 million ($0.16 per share) for 2006.

“Despite a difficult fourth quarter, I remain optimistic about the future revenue growth of our New products,” said Steve Skaggs, Lattice’s President and Chief Executive Officer. “Entering the new year, we are seeing increased levels of business activity and thus expect to sequentially grow revenue in the first quarter.”

Fourth Quarter Business Highlights:

•

EDN magazine selected the 90-nanometer LatticeXP2™ non-volatile FPGA family as a 2007 “Hot 100” product. Recognition as a “Hot 100” product is particularly coveted because there is no nomination process. Instead, EDN’s editors select those products that in their judgment are particularly noteworthy.

•

Lattice announced a reference design supporting an interface to Texas Instruments’ ADS6000 family of analog-to-digital converters (ADCs). LatticeECP2/M FPGAs provide a high-speed integrated interface capable of acquiring 14-bit ADC data at rates up to 120 Megasamples per second (MSPS) from the two to four serial channels found in the ADS6000 ADC device family. Previously, only expensive, high-end FPGAs could satisfy this requirement. Now, the LatticeECP2/M FPGA family is able to offer these important bridge functions in an optimally sized FPGA at a significantly lower cost.

•

Lattice announced availability of Industrial Ethernet Intellectual Property (IP) from the newest member of Lattice’s ispLeverCORE™ Connections program, Oregano Systems Design and Consulting. Oregano has ported their IEEE 1588 IP core for clock synchronization over Ethernet to the LatticeXP™ and LatticeXP2™ FPGA families. This IP core implements a popular IEEE standard that is used for many Industrial Ethernet applications to ensure that the various nodes in a network have synchronized real time clocks. The combination of Oregano Systems’ Industrial Ethernet solutions experience, and Lattice’s non-volatile, instant-on FPGA devices, offers our mutual customers a secure, small footprint solution for Industrial Ethernet control.

•

Synplicity, Inc. expanded support of Lattice FPGA products with a highly optimized, non-proprietary synthesis flow for Digital Signal Processing (DSP) design. Synplicity’s Synplify® DSP software now supports the advanced DSP capability in the LatticeECP2/M™ and LatticeXP2™ FPGA families, creating a powerful solution for DSP algorithm implementation commonly used in aerospace, wireless, telecom and digital multimedia applications.

•

Lattice and Dune Networks, a provider of networking devices for Data Center, Enterprise and Carrier Ethernet scalable switching platforms, also announced they will collaborate on the development and marketing of SPAUI-based networking solutions. The LatticeSCM™ FPGA family provides an optimized programmable platform to bridge to switch fabrics and traffic managers by utilizing hardened on-chip Ethernet and SPI4.2 blocks implemented via Lattice’s proprietary Masked Array for Cost Optimization (MACO™) technology. Dune Networks’ traffic managers provide ingress and egress programmable traffic management solutions. SPAUI is a serial interface standard based on the 10 Gigabit Ethernet (GbE) XAUI and SPI4.2 standards that enables system designers to take advantage of the ubiquity of XAUI at the physical layer as well as the multi-channel QoS and flow control mechanisms of SPI4.2.

Business Outlook – March 2008 Quarter:

•	Revenue is expected to grow 1 percent to 5 percent on a sequential basis;

•	Gross margin percentage is expected to be approximately flat as a percentage of revenue on a sequential basis;

•	Total operating expenses are expected to be approximately $32.5 million;

•	Restructuring charge is expected to be approximately $1.3 million;

•	Intangible asset amortization is expected to be approximately $1.5 million; and

•	Other income is expected to be approximately $1.5 million.

Discussion of Non-GAAP Financial Measures:

Management evaluates and makes operating decisions using various performance measures. In addition to our GAAP results, we also consider adjusted net income, which we refer to as non-GAAP net (loss) income. This measure is generally based on the revenue of our products and the costs of those operations, such as cost of products sold, research and development, sales and marketing and general and administrative expenses, that management considers in evaluating our ongoing core operating performance. Non-GAAP net (loss) income excludes goodwill impairment charge, amortization of intangible assets, stock-based compensation and restructuring charges. Intangible assets relate to assets acquired through acquisitions and consist of technology purchased in connection with the acquisitions. Stock-based compensation charges are related to the adoption of SFAS No. 123(R) effective January 1, 2006, and include expense for items such as stock options and restricted stock units granted to employees, purchases under the employee stock purchase plan and deferred stock compensation issued in connection with acquisitions. Restructuring charges consist of expenses and subsequent adjustments incurred under corporate restructuring plans that were initiated in the fourth quarter of 2005 and in the third quarter of 2007, and include items such as separation packages, costs to vacate space under long-term lease arrangements, and other related expenses.

Non-GAAP net (loss) income is a supplemental measure of our performance that is not required by and not presented in accordance with GAAP. Moreover, it should not be considered as an alternative to net (loss) income, operating loss or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity. Investors and potential investors are encouraged to review the reconciliation of non-GAAP financial measures contained within this press release with our net (loss) income, which is our most directly comparable GAAP financial result. For more information, see the consolidated statement of operations contained in this earnings release.

Conference Call and Business Update:

On January 24, 2008, Lattice will hold a telephone conference call at 2:00 p.m. (Pacific Time) with financial analysts. Investors may listen to our conference call live via the web at www.lscc.com. Replays of the call will also be available at www.lscc.com. On March 13, 2008, we plan to publish a “Business Update Statement” on our website. Our financial guidance will be limited to the comments on our public quarterly earnings call and these public business outlook statements.

Forward Looking Statements Notice:

The foregoing paragraphs contain forward-looking statements that involve estimates, assumptions, risks and uncertainties. With respect to particular forward-looking statements in the “Business Outlook - March 2008 Quarter” section of this release, Lattice believes the factors identified below in connection with each such statement could cause actual results to differ materially from the forward-looking statements.

Estimates of future revenue are inherently uncertain due to the high percentage of quarterly “turns” business. In addition, revenue is affected by such factors as pricing pressures, competitive actions, the demand for our Mature, Mainstream, and New products, and the ability to supply products to customers in a timely manner. Actual gross margin percentage and operating expenses could vary from the estimates contained herein on the basis of, among other things, changes in revenue levels, changes in product pricing and mix, changes in wafer, assembly and test costs, variations in manufacturing yields, and changes in stock-based compensation charges due to stock price changes.

In addition to the foregoing, other factors that may cause actual results to differ materially from the forward-looking statements herein include the Company’s dependencies on its silicon wafer suppliers, technological and product development risks, and the other risks that are described from time to time in our filings with the Securities and Exchange Commission. The Company does not intend to update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Lattice Semiconductor:

Lattice Semiconductor Corporation provides the industry’s broadest range of Programmable Logic Devices (PLD), including Field Programmable Gate Arrays (FPGA), Complex Programmable Logic Devices (CPLD), Mixed-Signal Power Management and Clock Generation Devices, and industry-leading SERDES products.

Lattice continues to deliver “More of the Best” to its customers with comprehensive solutions for system design, including an unequaled portfolio of high performance, non-volatile and low cost FPGAs.

Lattice products are sold worldwide through an extensive network of independent sales representatives and distributors, primarily to OEM customers in communications, computing, industrial, consumer, automotive, medical and military end markets. For more information, visit http://www.latticesemi.com.

# # #

Lattice Semiconductor Corporation, Lattice (& design), L (& design), ispLeverCORE, LatticeECP2/M, LatticeSCM, LatticeXP, LatticeXP2, MACO and specific product designations are either registered trademarks or trademarks of Lattice Semiconductor Corporation or its subsidiaries in the United States and/or other countries. GENERAL NOTICE: Other product names used in this publication are for identification purposes only and may be trademarks of their respective holders.

Lattice Semiconductor Corporation

Consolidated Statement of Operations

(in thousands, except per share data)

	Three months ended			Year ended
Description	December 29, 2007	September 29, 2007	December 30, 2006	December 29, 2007	December 30, 2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue	$53,055	$58,304	$61,832	$228,709	$245,459
Costs and expenses (1):
Cost of products sold	23,641	26,705	26,872	103,157	106,727
Research and development	20,051	20,166	20,272	82,977	81,968
Selling, general and administrative	14,080	15,054	14,960	58,485	58,450
Goodwill impairment (2)	223,556	—	—	223,556	—
Amortization of intangible assets (3)	2,042	2,458	2,666	9,832	10,806
Restructuring (4)	757	1,718	(7)	2,372	311

Total costs and expenses	284,127	66,101	64,763	480,379	258,262

Loss from operations	(231,072)	(7,797)	(2,931)	(251,670)	(12,803)
Other income, net (5)	1,682	3,551	4,230	12,540	16,951

(Loss) income before provision for income taxes	(229,390)	(4,246)	1,299	(239,130)	4,148
Provision for income taxes	135	201	362	686	1,055

Net (loss) income	$(229,525)	$(4,447)	$937	$(239,816)	$3,093

Basic net (loss) income per share	$(1.99)	$(0.04)	$0.01	$(2.09)	$0.03

Diluted net (loss) income per share	$(1.99)	$(0.04)	$0.01	$(2.09)	$0.03

Shares used in per share calculations:
Basic	115,121	115,057	114,509	114,915	114,188

Diluted (6)	115,121	115,057	115,906	114,915	115,019

Notes:

(1)	As a result of the restructuring implemented in the fourth quarter of 2005, the Company realigned certain departments and job responsibilities in 2006. Due to these changes, the Company reviewed its historical cost center allocations and has reclassified these to reflect post-restructuring operations. Amounts previously reported in the year ended December 30, 2006 have been reclassified to be consistent with the approach applied for the other periods presented.

(2)	At December 29, 2007, the Company performed an impairment test on Goodwill in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.” As a result, goodwill related to the acquisition of Vantis Corporation on June 15, 1999, the acquisition of Integrated Intellectual Properties, Inc. on March 16, 2001, and the acquisition of the FPGA business of Agere Systems, Inc. on January 18, 2002, was determined to have no implied fair value and the entire balance of $223.6 million was recorded as a Goodwill impairment charge.

(3)	Intangible assets subject to amortization aggregate $5.8 million, net, at December 29, 2007 and relate to the acquisition of the FPGA business of Agere Systems, Inc. on January 18, 2002. Intangible assets related to the acquisition of Cerdelinx Technologies, Inc, became fully amortized in the third quarter of 2007. Amortization charges are expected to be eliminated after the first quarter of 2009. Under the guidance of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company evaluates the remaining useful life and recoverability of equipment and other assets, including intangible assets with definite lives, whenever events or changes in circumstances require us to do so.

(4)	Represents costs and adjustments incurred under the corporate restructuring plans implemented in the fourth quarter of 2005 and the third quarter of 2007. During the third quarter of 2007, we approved and initiated a restructuring plan (“2007 restructuring plan”) to lower operating expenses and we recorded an initial restructuring charge of $1.7 million comprised primarily of severance and related costs. The Company incurred an additional charge of $0.8 million in the fourth quarter of 2007 primarily related to severance costs and expects to record approximately $1.3 million in the first quarter of 2008 primarily related to costs to vacate leased space.

(5)	Includes a $1.6 million gain recorded during the three months ended June 30, 2007 as a result of the Company selling a parcel of undeveloped land near its corporate headquarters.

(6)	For the three months ended December 29, 2007 and September 29, 2007 and the year ended December 29, 2007, the computation of diluted earnings per share excludes the effects of stock options, restricted stock units, warrants and Convertible Notes, as they are antidilutive. For the three months and year ended December 30, 2006, the computation of diluted earnings per share excludes Convertible Notes, as they are antidilutive.

Reconciliation of GAAP Net (Loss) Income to Non-GAAP Net (Loss) Income

(in thousands)

	Three months ended			Year ended
	December 29, 2007	September 29, 2007	December 30, 2006	December 29, 2007	December 30, 2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
GAAP net (loss) income	$(229,525)	$(4,447)	$937	$(239,816)	$3,093
Reconciling items:
Goodwill impairment (1)	223,556	—	—	223,556	—
Amortization of intangibles (2)	2,042	2,458	2,666	9,832	10,806
Stock-based compensation	1,434	1,349	1,161	5,497	3,623
Restructuring (3)	757	1,718	(7)	2,372	311

Non-GAAP net (loss) income	$(1,736)	$1,078	$4,757	$1,441	$17,833

Reconciliation of GAAP Net (Loss) Income per Share to Non-GAAP Net (Loss) Income per Share

	Three months ended			Year ended
	December 29, 2007	September 29, 2007	December 30, 2006	December 29, 2007	December 30, 2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Basic and Diluted (5):
GAAP net (loss) income	$(1.99)	$(0.04)	$0.01	$(2.09)	$0.03
Reconciling items:
Goodwill impairment (1)	1.94	—	—	1.95	—
Amortization of intangibles (2)	0.02	0.02	0.02	0.09	0.09
Stock-based compensation	0.01	0.01	0.01	0.05	0.04
Restructuring (3)	0.01	0.01	—	0.02	—

Non-GAAP net (loss) income	$(0.02)	$0.01	$0.04	$0.01	$0.16

Shares used in per share calculations:
Basic	115,121	115,057	114,509	114,915	114,188

Diluted (4)	115,121	120,659	115,906	115,431	115,019

Notes:

(1)	At December 29, 2007, the Company performed an impairment test on Goodwill in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.” As a result, goodwill related to the acquisition of Vantis Corporation on June 15, 1999, the acquisition of Integrated Intellectual Properties, Inc. on March 16, 2001, and the acquisition of the FPGA business of Agere Systems, Inc. on January 18, 2002, was determined to have no implied fair value and the entire balance of $223.6 million was recorded as a Goodwill impairment charge.

(2)	Intangible assets subject to amortization aggregate $5.8 million, net, at December 29, 2007 and relate to the acquisition of the FPGA business of Agere Systems, Inc. on January 18, 2002. Intangible assets related to the acquisition of Cerdelinx Technologies, Inc, became fully amortized in the third quarter of 2007. Amortization charges are expected to be eliminated after the first quarter of 2009. Under the guidance of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” we evaluate the remaining useful life and recoverability of equipment and other assets, including intangible assets with definite lives, whenever events or changes in circumstances require us to do so.

(3)	Represents costs and adjustments incurred under the corporate restructuring plans, implemented in the fourth quarter of 2005 and the third quarter of 2007. During the third quarter of 2007, we approved and initiated a restructuring plan (“2007 restructuring plan”) to lower operating expenses. During the third quarter of 2007, we recorded an initial restructuring charge of $1.7 million comprised primarily of severance and related costs. The Company incurred an additional charge of $0.8 million in the fourth quarter of 2007 primarily related to severance costs and expects to record approximately $1.3 million in the first quarter of 2008 primarily related to costs to vacate leased space.

(4)	For the three months ended December 29, 2007, the computation of diluted earnings per share excludes the effects of stock options, restricted stock units, warrants and Convertible Notes, as they are antidilutive. For the three months ended September 29, 2007, the effects of stock options, restricted stock units, warrants and Convertible Notes are included as they are dilutive. For all other periods presented, the computation of diluted earnings per share includes the effects of stock options, restricted stock units and warrants, as they are dilutive but excludes the effects of Convertible Notes, as they are antidilutive.

(5)	Per share amounts may differ due to rounding.

Lattice Semiconductor Corporation

Consolidated Balance Sheet

(in thousands)

Description	December 29, 2007	December 30, 2006
	(unaudited)
Assets
Current assets:
Cash and short-term investments (1)	$107,638	$233,208
Accounts receivable, net	29,293	22,545
Inventories	40,005	38,816
Other current assets	37,185	35,474

Total current assets	214,121	330,043
Property and equipment, net	43,617	46,696
Marketable securities (1)	22,325	—
Foundry investments, advances and other assets	90,407	109,964
Goodwill and other intangible assets, net (2)	5,815	239,203

	$376,285	$725,906

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and other accrued liabilities	$32,978	$82,843
Deferred income and allowances on sales to distributors	8,033	6,230
Zero Coupon Convertible Notes due in 2010 (3)	40,000	20,480

Total current liabilities	81,011	109,553
Zero Coupon Convertible Notes due in 2010 (3)	—	89,120
Other long-term liabilities	9,042	15,488

Total liabilities	90,053	214,161
Stockholders’ equity	286,232	511,745

	$376,285	$725,906

Notes:

(1)	At December 29, 2007, Marketable securities include auction rate securities that were reclassified from Cash and short-term investments because recent auctions have been unsuccessful, and as a result, such securities are presently considered to be illiquid. The Company has the intent and ability to hold these investments until the anticipated resumption of orderly auctions. Amounts are carried at their par value and do not include securities backed by what are referred to as sub-prime mortgage backed securities.

(2)	At December 29, 2007, the Company performed an impairment test on Goodwill. As a result, goodwill related to the acquisition of Vantis Corporation on June 15, 1999, the acquisition of Integrated Intellectual Properties, Inc. on March 16, 2001, and the acquisition of the FPGA business of Agere Systems, Inc. on January 18, 2002, was determined to have no implied fair value and the entire balance of $223.6 million was recorded as a Goodwill impairment charge.

(3)	Effective July 1, 2007, the Convertible Notes were classified as a current liability as the holders of the Convertible Notes have a right to require payment of the Convertible Notes on July 1, 2008. At December 30, 2006, $20.5 million of Convertible Notes were classified as a current liability because it was known at the time of filing our financial statements this amount would be extinguished in the first quarter of 2007.

Lattice Semiconductor Corporation

– Supplemental Historic Financial Information –

	Q407	Q307	Q406 (1)
Operations Information
Percent of Revenue:
Gross Margin	55.4%	54.2%	56.5%
R&D Expense	37.8%	34.6%	32.8%
SG&A Expense	26.5%	25.8%	24.2%
Depreciation Expense ($000)	3,295	3,398	3,292
Capital Expenditures ($000)	2,099	2,110	2,730
Balance Sheet Information
Current Ratio	2.6	2.9	3.0
A/R Days Revenue Outstanding	50	49	33
Inventory Months	5.1	4.1	4.3
Revenue% (by Product Family)
FPGA	25%	23%	19%
PLD	75%	77%	81%
Revenue% (by Product Classification)
New	18%	14%	7%
Mainstream	49%	53%	52%
Mature	33%	33%	41%
Revenue% (by Geography)
Americas	21%	21%	22%
Europe (incl. Africa)	20%	20%	20%
Asia	59%	59%	58%
Revenue% (by End Market)
Communications	54%	54%	45%
Industrial & Other	24%	24%	27%
Consumer & Automotive	11%	11%	13%
Computing	11%	11%	15%
Revenue% (by Channel)
Direct	66%	66%	66%
Distribution	34%	34%	34%

New:	LatticeXP2, LatticeSC, LatticeECP2/M, LatticeECP, LatticeXP, MachXO, Power Manager, ispClock

Mainstream:	FPSC, ispXPLD, ispGDX2, ispMACH 4/LV, ispGDX/V, ispMACH 4000/Z, ispXPGA, Software and IP

Mature:	ORCA 2, ORCA 3, ORCA 4, ispPAC, ispLSI 8000V, ispMACH 5000B, ispMACH 2LV, ispMACH 5LV, ispLSI 2000V, ispLSI 5000V, ispMACH 5000VG, all 5-Volt CPLDs, all SPLDs

Note:

(1)	Q406 amounts have been reclassified to be consistent with the current period.